Exhibit 99.1

Coach Appoints Jane Nielsen Chief Financial Officer

NEW YORK--(BUSINESS WIRE)--July 27, 2011--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced the appointment of Jane Nielsen as Executive Vice President and Chief Financial Officer, effective September 1, 2011.

Ms. Nielsen joins Coach from PepsiCo, Inc., where she was Senior Vice President and Chief Financial Officer of PepsiCo Beverages Americas and the Global Nutrition Group, with combined revenues of over $17 billion. In her role, Ms. Nielsen was responsible for all financial management including financial reporting, performance management, capital allocation and strategic planning. During her 15 year career, Ms. Nielsen held successively senior roles in finance within the PepsiCo organization, including in Mergers & Acquisitions, Investor Relations and Strategic Planning. Before PepsiCo, Ms. Nielsen was with Marakon Associates, a leading global strategy consulting firm, and she began her career at Credit Suisse First Boston as an analyst. She has a BA in Economics from Smith College and an MBA from Harvard Business School.

“Jane brings 25 years of broad-based and relevant finance experience to Coach. Her expertise and strong operational track record make her a valuable addition to the Coach management team,” said Jerry Stritzke, President and Chief Operating Officer of Coach, Inc. “Coach has enjoyed an outstanding first decade as an independent public company, with substantial top- and bottom-line growth and we expect that success to continue under Jane’s financial stewardship as we continue to expand our presence in North America and internationally.”

“I am excited to join Coach as it positions for continued growth. Coach is an exceptional company and brand with a disciplined focus on financial results and integrity. I look forward to contributing to its continued strength and momentum,” said Ms. Nielsen.

Ms. Nielsen replaces Michael F Devine, III, who announced his retirement from Coach, effective August 2011, earlier this year. "Mike has played a critical role in developing and executing the strategies that have driven our superior sales and earnings growth during his tenure with the company," said Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc. “We wish him every success in the future and look forward to welcoming Jane.”

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, jewelry, fragrance and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on The New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations